EXHIBIT 23




            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


     We consent to the incorporation by reference in Amendment No. 1 to the Registration Statement on Form S-3 of our report dated February 11, 2004 (March 22, 2004 with respect to Note 6) on our audits of the financial statements of Delcath Systems, Inc. (the "Company") as of December 31, 2003 and for each of the years in the two-year period ended December 31, 2003 and for the period from August 5, 1988 (inception) to December 31, 2003. We also consent to the reference to our firm under the caption, "Experts," included in the Registration Statement.




/s/ Eisner LLP
Eisner LLP


New York, NY
June 8, 2004